UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2006

Technical Olympic USA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On September 29, 2006, Technical Olympic USA, Inc. (the "Company") issued a press release announcing additional information released in Greece by Technical Olympic, S.A., the majority shareholder of the Company, regarding certain results of operations information and guidance concerning the Company and the Transeastern joint venture (the "Transeastern joint venture"), of which one of its subsidiaries is a member. A copy of the press release is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.06 Material Impairments.

On September 29, 2006, the Company determined that a material charge is required with respect to its investment in its Transeastern joint venture. Although the Company has not determined the exact amount of the impairment charge, the Company believes that the worst case scenario would require an after-tax charge of approximately $89.0 million (or approximately $1.50 per share). The Company does not anticipate that the impairment charge will result in any future cash expenditures.

Item 7.01 Regulation FD Disclosure.

On September 29, 2006, the Company issued a press release announcing additional information released in Greece by Technical Olympic, S.A., the majority shareholder of the Company, regarding the Company and the Transeastern joint venture. A copy of the press release is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) 99.1 Press Release, dated September 29, 2006, of Technical Olympic USA, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Olympic USA, Inc.

September 29, 2006	By:	Randy L. Kotler

Name: Randy L. Kotler
Title: Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated September 29, 2006, of Technical Olympic USA, Inc.